Janet A. Nash
                                 Attorney at Law
                       4500 Main Street * P.O. Box 418210
                        Kansas City, Missouri 64141-9210

                                                             September 18, 2000

American Century Variable Portfolios, Inc.
American Century Tower
4500 Main Street
Kansas City, Missouri  64111

Ladies and Gentlemen:

         As counsel to American Century Variable Portfolios, Inc. (the "Corporation"), I am generally familiar with its affairs. Based upon this familiarity, and upon the examination of such documents as I deemed relevant, it is my opinion that the shares of the Corporation described in Post-Effective Amendment No. 28 to its Registration Statement on Form N-1A, to be filed with the Securities and Exchange Commission on or about September 18, 2000, will, when issued, be validly issued, fully paid and nonassessable.

         For the record, it should be stated that I am an officer of American Century Services Corporation, an affiliated corporation of American Century Investment Management, Inc., the investment advisor of the Corporation.

         I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 28.

                                Very truly yours,


                                /s/Janet A. Nash
                                Janet A. Nash